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                                                                     EXHIBIT 5


(BANK ONE LOGO APPEARS HERE)                   May 2, 1994



BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio  43215

  Re: BANC ONE CORPORATION Registration Statement on Form S-4 (Mid States Bancshares, Inc.)
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Gentlemen:

I have acted as counsel to BANC ONE CORPORATION ("BANC ONE") in connection with the Registration Statement on Form S-4 to be filed by BANC ONE with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Pursuant to Rule 429, this Registration Statement, together with Registration Statement No. 33-51219, relates to the issuance of up to 908,822 shares of common stock, no par value, of BANC ONE (the "Shares") to the shareholders of Mid States Bancshares, Inc. ("MID STATES") in connection with the merger (the "Merger") of MID STATES with and into Banc One Illinois Corporation ("Bank One Illinois"), a wholly owned subsidiary of BANC ONE, pursuant to the terms of a Merger Agreement dated May 25, 1993, as amended on February 22, 1994 and March 25, 1994, by and among MID STATES, BANC ONE and Banc One Illinois (the "Merger Agreement").

In this connection, I have examined such corporate records and other documents and certificates of public officials as I have deemed necessary in order to render the opinion set forth below.

Based upon the foregoing, it is my opinion that upon the satisfaction of certain conditions provided for in the Merger Agreement, the Shares, when issued and delivered pursuant to the provisions of the Merger Agreement and upon consummation of the Merger, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,


/s/ ROMAN J. GERBER

Roman J. Gerber
General Counsel